Exhibit 99.1

Contacts:

Stereotaxis, Inc.

314-678-6105

Jim Stolze, Chief Financial Officer

jstolze@stereotaxis.com

Noonan Russo

212-845-4269

Brian Ritchie (investors)

brian.ritchie@eurorscg.com

Stereotaxis Announces Pricing of Common Stock Offering

St Louis, MO, January 27, 2006 – Stereotaxis, Inc. (NASDAQ: STXS) today announced that the Company has priced an offering of 5,000,000 shares of its common stock at a price of $12.00 per share, resulting in gross proceeds to the Company of approximately $60.0 million, subject to the deduction of transaction-related fees, commissions and expenses. Deutsche Bank Securities Inc. acted as lead managing underwriter in the transaction, and A.G. Edwards & Sons, Inc. and HSBC Securities (USA) Inc. acted as co-managers. The transaction is expected to close February 1, 2006, subject to satisfaction of customary closing conditions.

The offering is being made pursuant to an effective shelf registration statement that Stereotaxis previously filed with the Securities and Exchange Commission. This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement and base prospectus can be obtained from Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005.

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to allow physicians to navigate catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire. Core components of the Stereotaxis System have received regulatory clearance in the U.S. and Europe.